Exhibit 99.1

AGREEMENT OF JOINT FILING

This joint filing agreement (this “Agreement”) is made and entered into as of this eighth day of April, 2019, by and among ILJIN SNT Co., Ltd., ILJIN Semiconductor Co., Ltd., ILJIN Steel Co., Ltd., ILJIN C&S Co. Ltd., Sae Kyoung Huh and Chin Kyu Huh.

The parties to this Agreement hereby agree to prepare jointly and file timely (and otherwise to deliver as appropriate all filings on any Form 3, Form 4, Form 5 or Schedule 13D or Schedule 13G, and any and all amendments thereto and any other document relating thereto (collectively, the “Filing”) required to be filed by them pursuant to the Securities Exchange Act of 1934, as amended.  Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings.

This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

ILJIN SNT CO., LTD.

By:	/s/ Woo Young Choi
Name: Woo Young Choi
Title: Authorized Signatory

ILJIN SEMICONDUCTOR CO., LTD.

By:	/s/ Woo Young Choi
Name: Woo Young Choi
Title: Authorized Signatory

ILJIN STEEL CO., LTD.

By:	/s/ Woo Young Choi
Name: Woo Young Choi
Title: Authorized Signatory

ILJIN C&S CO. LTD.

By:	/s/ Woo Young Choi
Name: Woo Young Choi
Title: Authorized Signatory

/s/ Chin Kyu Huh
Chin Kyu Huh

/s/ Sae Kyoung Huh
Sae Kyoung Huh